Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Carly Symington, Media 629.213.5568 Carly.Symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FOURTH QUARTER RESULTS
GAAP Diluted Net Income of $1.27 per Unit
Adjusted Diluted Net Income of $1.29 per Unit
Cash Distribution of $1.29 per Unit

Nashville, TN, February 11, 2022 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter and year ended December 31, 2021.
“The firm drove strong financial and investment performance, further differentiating our global client offerings, in a robust year for financial markets. Full-year organic revenue growth accelerated to 5%, supporting continued growth investments across our diversified platform,” said Seth P. Bernstein, President and CEO of AllianceBernstein. "For the year, we drove double-digit organic growth in active equities, including ESG, municipals, and alternatives/multi-asset. Supported by strong equity markets, our AUM grew to $779 billion, up 14% from the prior year. We launched a diverse set of new products focused on evolving client needs, and strengthened our strategic partnership with Equitable Holdings. Full year adjusted operating income increased by 32%, and adjusted operating margin grew by 350 basis points versus the prior year to 33.6%. Adjusted earnings and unitholder distributions grew by 34% year-over-year.”

(US $ Thousands except per Unit amounts)	Q4 2021	Q4 2020	% Change	2021	2020	% Change

U.S. GAAP Financial Measures
Net revenues	$1,264,682	$1,062,892	19.0%	$4,441,602	$3,708,536	19.8%
Operating income	$392,605	$302,420	29.8%	$1,216,462	$907,436	34.1%
Operating margin	30.8%	28.4%	240 bps	27.3%	24.6%	270 bps
AB Holding Diluted EPU	$1.27	$0.97	30.9%	$3.88	$2.88	34.7%

Adjusted Financial Measures (1)
Net revenues	$1,024,326	$879,801	16.4%	$3,609,536	$3,049,326	18.4%
Operating income	$394,363	$301,170	30.9%	$1,214,310	$917,998	32.3%
Operating margin	38.5%	34.2%	430 bps	33.6%	30.1%	350 bps
AB Holding Diluted EPU	$1.29	$0.97	33.0%	$3.89	$2.91	33.7%
AB Holding cash distribution per Unit	$1.29	$0.97	33.0%	$3.90	$2.91	34.0%

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$778.6	$685.9	13.5%	$778.6	$685.9	13.5%
Average AUM	$761.1	$651.7	16.8%	$730.8	$619.5	18.0%

(1) The adjusted financial measures represent non-GAAP financial measures. See page 15 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 16-17 for notes describing the adjustments.

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Bernstein continued: "Our investment teams delivered strong performance, with 89% of fixed income and 73% of equity assets outperforming in 2021. Record full-year Retail gross sales of $100 billion were up 27% year-over-year, driven by accelerated 20% organic growth in active equity net inflows and continued strength in municipal offerings. In Institutional, active equity grew for the 4th straight year, while our year-end pipeline was $21.5 billion, with alternatives and active equities comprising over 80% of our fee base. Private Wealth gross sales were the highest in over 20 years, driving improved organic growth, with net inflows in all four quarters. Bernstein Research revenues declined by 2% year-over-year, as moderated trading volumes reflected less volatility as compared with Covid-related market swings of 2020.
Bernstein concluded, "We continue to manage our business to be responsive to changing market conditions, while concurrently investing for future growth. As we enter 2022, markets reflect increased volatility, amid both concerns of higher inflationary pressures and related monetary tightening by central banks, and heightened geopolitical tensions. As we navigate these dynamic markets for clients, our teams remain focused on pursuing insight that unlocks opportunity, for our clients, unitholders and stakeholders.”

The firm’s cash distribution per Unit of $1.29 is payable on March 17, 2022, to holders of record of AB Holding Units at the close of business on February 22, 2022.
Market Performance
U.S. and global equity markets were up in the fourth quarter and for the full year of 2021, while fixed income markets were mixed.

	4Q 2021	2021
S&P 500 Total Return	11.0%	28.7%
MSCI EAFE Total Return	2.7	11.8
Bloomberg Barclays US Aggregate Return	—	(1.5)
Bloomberg Barclays Global High Yield Index	(0.7)	1.0

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Assets Under Management ($ Billions)
Total assets under management as of December 31, 2021 were $778.6 billion, up $36.4 billion, or 5%, from September 30, 2021, and up $92.7 billion, or 14%, from December 31, 2020.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 12/31/21	$337.1	$319.9	$121.6	$778.6
Net Flows for Three Months Ended 12/31/21:
Active	$2.8	$3.9	$(0.3)	$6.4
Passive	(2.4)	2.4	1.0	$1.0
Total	$0.4	$6.3	$0.7	$7.4

Net Flows for Twelve Months Ended 12/31/21:
Active	$7.8	$18.6	$(0.1)	$26.3
Passive	(5.5)	2.2	3.1	$(0.2)
Total	$2.3	$20.8	$3.0	$26.1

Total net inflows were $7.4 billion in the fourth quarter, driven primarily by growth in active equities, versus net inflows of $7.2 billion in the third quarter, and net inflows of $3.2 billion in the prior year period. Total net inflows were $26.1 billion for the full year of 2021, driven primarily by growth in active equities, versus net outflows of $2.6 billion in the prior year. Prior period AXA S.A. ("AXA") redemptions of low-fee fixed income mandates and net flows excluding these redemptions were as follows:

	4Q 2021	4Q 2020	2021	2020
	(in billions)
AXA redemptions	$—	$0.7	$1.3	$11.8
Net Inflows (outflows) excluding AXA redemptions	$7.4	$3.9	$27.4	$9.2
Institutional channel fourth quarter net inflows of $0.4 billion compared to net inflows of $0.2 billion in the third quarter. Institutional gross sales of $6.6 billion increased sequentially from $2.6 billion. Full year 2021 net inflows of $2.3 billion compared to net inflows of $1.0 billion in the prior year. Full year 2021 gross sales of $31.7 billion increased from $30.9 billion in the prior year. In the second quarter of 2021, there were $8.7 billion in sales and $10.0 billion in redemptions associated with Equitable Holding’s sale to Venerable Holdings of its legacy variable annuity assets, for which AB remained the preferred investment manager. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $21.5 billion at December 31, 2021 from $20.6 billion at September 30, 2021.
Retail channel fourth quarter net inflows of $6.3 billion compared to net inflows of $6.6 billion in the third quarter. Retail gross sales of $27.6 billion increased sequentially from $25.6 billion. Full year 2021 net inflows of $20.8 billion compared to net outflows of $1.6 billion in the prior year. Full year 2021 gross sales of $100.0 billion increased from $78.9 billion in the prior year.
Private Wealth channel fourth quarter net inflows of $0.7 billion compared to net inflows of $0.4 billion in the third quarter. Private Wealth gross sales of $5.2 billion increased sequentially from $4.1 billion. Full year 2021 net inflows of $3.0 billion compared to net outflows of $2.0 billion in the prior year. Full year 2021 gross sales of $18.3 billion increased from $14.3 billion in the prior year.
As previously disclosed, we expect additional redemptions by AXA of low-fee retail AUM in the first half of 2022 of approximately $5 billion.

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Fourth Quarter and Full Year Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate charges/credits and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
Fourth quarter 2021 net revenues of $1.3 billion increased 19% from the fourth quarter of 2020. Higher investment advisory base fees, performance-based fees, distribution revenues and net dividend and interest income were partially offset by investment losses compared to investment gains in the corresponding prior year period and lower Bernstein Research revenues.
Full year 2021 net revenues of $4.4 billion increased 20% from $3.7 billion in 2020. Higher investment advisory base fees, distribution revenues, performance-based fees, higher shareholder services fees and lower investment losses were partially offset by lower Bernstein Research revenues.
Fourth quarter 2021 Bernstein Research Services ("Bernstein") revenues decreased 4% from the prior year period and decreased 2% for the full year due to lower trading activity driven by lower global market volatility as compared to the COVID-related surge in 2020. This was partially offset by higher research payments across Bernstein and Autonomous Research ("Autonomous") products.
Expenses
Fourth quarter 2021 operating expenses of $872 million increased 15% from the fourth quarter of 2020. The increase was driven by higher general and administrative ("G&A") expense, promotion and servicing expenses and employee compensation and benefits. G&A increased due to higher portfolio servicing fees, technology fees, office-related expenses and professional fees offset by lower charitable contributions. Within promotion and servicing expenses, higher distribution related payments, travel and entertainment, marketing expense and transfer fees were offset by lower trade execution costs. Within employee compensation and benefit expense, higher base compensation, commissions and fringes were partially offset by lower incentive compensation.
Full year 2021 operating expenses of $3.2 billion increased 15% from $2.8 billion in 2020. Higher total employee compensation and benefits, promotion and servicing expense and G&A expense were partially offset by lower amortization of intangible assets. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation, commissions, fringes and other employment costs, largely driven by higher revenues. Promotion and servicing expense increased due to higher distribution related payments, transfer fees, amortization of deferred sales commissions and marketing expenses, partially offset by lower trade execution costs. G&A increased due to higher portfolio servicing fees, technology fees, office-related expenses, professional fees and unfavorable foreign exchange translation impact, offset by lower charitable contributions.
Operating Income and Net Income Per Unit
Fourth quarter 2021 operating income of $393 million increased 30% from $302 million in the fourth quarter of 2020 and operating margin of 30.8% increased 240 basis points from 28.4% in the fourth quarter of 2020. Full year 2021 operating income of $1.2 billion increased 34% from $907 million in 2020, and operating margin of 27.3% increased 270 basis points from 24.6% in 2020.
Fourth quarter 2021 diluted net income per Unit was $1.27 as compared to $0.97 in the fourth quarter of 2020. Full year 2021 diluted net income per Unit was $3.88 as compared to $2.88 in 2020.

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Non-GAAP Earnings
This section discusses our fourth quarter and full year 2021 non-GAAP financial results, compared to the fourth quarter and full year 2020 financial results. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Fourth quarter 2021 adjusted net revenues of $1.0 billion increased 16% from the fourth quarter of 2020. Higher investment advisory base fees and performance-based fees were partially offset by lower Bernstein Research revenues.
Full year 2021 adjusted net revenues of $3.6 billion increased 18% from 2020. Higher investment advisory base fees, performance-based fees and investment gains versus investment losses in the prior year period were partially offset by lower Bernstein Research revenues.
Expenses
Fourth quarter 2021 adjusted operating expenses of $630 million increased 9% from the fourth quarter of 2020. The increase is due to higher total general and administrative ("G&A") expenses, employee compensation and benefits and promotion and servicing expense. Within G&A, the increase was driven by higher technology costs, office-related expenses, portfolio servicing fees, professional fees and an unfavorable foreign exchange translation impact, partially offset by lower charitable contributions. Employee compensation and benefits expense increased due to higher base compensation, commissions and fringes, partially offset by lower incentive compensation. Promotion and servicing expense increased due to higher travel and entertainment, marketing expense and transfer fees, partially offset by lower trade execution costs.
Full year 2021 adjusted operating expenses of $2.4 billion increased 12% from 2020. Higher total employee compensation and benefits, G&A expenses and promotion and servicing expenses were partially offset by lower amortization of intangible assets and interest on borrowings. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation, commissions and fringes. Within G&A, the increase was driven by higher technology costs, office-related expenses, portfolio servicing fees, professional fees and an unfavorable foreign exchange translation impact, partially offset by lower charitable contributions. Promotion and servicing expense increased due to higher transfer fees and marketing expenses, partially offset by lower trade execution costs.
Operating Income, Margin and Net Income Per Unit
Fourth quarter 2021 adjusted operating income of $394 million increased 31% from $301 million in the fourth quarter of 2020. Adjusted operating margin of 38.5% increased 430 basis points from 34.2%.
Full year 2021 adjusted operating income of $1.2 billion increased 32% from $918 million in 2020. Adjusted operating margin of 33.6% increased 350 basis points from 30.1%.
Fourth quarter 2021 adjusted diluted net income per Unit was $1.29 as compared to $0.97 in the fourth quarter of 2020. Full year adjusted diluted net income per Unit was $3.89 as compared to $2.91 in 2020.
Headcount
As of December 31, 2021, we had 4,118 employees, compared to 3,929 employees as of December 31, 2020 and 4,050 as of September 30, 2021.

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Unit Repurchases

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(in millions)
Total amount of AB Holding Units Purchased(1)	2.7	2.9	5.6	5.4
Total Cash Paid for AB Holding Units Purchased(1)	$136.6	$94.6	$262.3	$149.0
Open Market Purchases of AB Holding Units Purchased(2)	0.3	0.7	2.6	3.1
Total Cash Paid for Open Market Purchases of AB Holding Units(2)	$14.2	$22.2	$117.9	$74.0
(1) Purchased on a trade date basis.
(2) The remainder related to purchases of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Fourth Quarter 2021 Earnings Conference Call Information
Management will review Fourth Quarter 2021 financial and operating results during a conference call beginning at 9:00 a.m. (CDT) on Friday, February 11, 2022. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer, Ali Dibadj, Chief Financial Officer and Head of Strategy; and Catherine Burke, Chief Operating Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (833) 495-0952 in the U.S. or (409) 216-0498 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 2091524.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of Fourth Quarter 2021 financial and operating results on February 11, 2022.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for two weeks. An audio replay of the conference call will also be available for two weeks. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 2091524.

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Availability of 2021 Form 10-K
Unitholders may obtain a copy of our Form 10-K for the year ended December 31, 2021 in either electronic format or hard copy on www.alliancebernstein.com:
•Download Electronic Copy: Unitholders can download an electronic version of the report by visiting the “Investor & Media Relations” page of our website at www.alliancebernstein.com/investorrelations and clicking on the “Reports & SEC Filings” section.
•Order Hard Copy Electronically or by Phone: Unitholders may also order a hard copy of the report, which is expected to be available for mailing in approximately eight weeks, free of charge. Unitholders with internet access can follow the above instructions to order a hard copy electronically. Unitholders without internet access, or who would prefer to order by phone, can call 615-622-0000.
Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2021. Any or all of the forward-looking statements made in this news release, Form 10-K, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.

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About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of December 31, 2021, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 36.2% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 64.5% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	Q4 2021	Q4 2020	% Change

GAAP revenues:
Base fees	$779,473	$656,334	18.8%
Performance fees	157,164	108,635	44.7%
Bernstein research services	114,001	118,398	(3.7%)
Distribution revenues	178,490	143,131	24.7%
Dividends and interest	12,598	8,696	44.9%
Investments (losses) gains	(4,021)	2,610	n/m
Other revenues	27,825	26,517	4.9%
Total revenues	1,265,530	1,064,321	18.9%
Less: interest expense	848	1,429	(40.7%)
Total net revenues	1,264,682	1,062,892	19.0%

GAAP operating expenses:
Employee compensation and benefits	440,319	424,468	3.7%
Promotion and servicing
Distribution-related payments	190,691	155,080	23.0%
Amortization of deferred sales commissions	9,498	7,773	22.2%
Trade execution, marketing, T&E and other	56,809	48,669	16.7%
General and administrative	171,997	122,533	40.4%
Contingent payment arrangements	238	(558)	n/m
Interest on borrowings	1,330	1,177	13.0%
Amortization of intangible assets	1,195	1,330	(10.2%)
Total operating expenses	872,077	760,472	14.7%
Operating income	392,605	302,420	29.8%
Income taxes	17,474	15,704	11.3%
Net income	375,131	286,716	30.8%
Net income of consolidated entities attributable to non-controlling interests	2,904	381	n/m
Net income attributable to AB Unitholders	$372,227	$286,335	30.0%

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	Q4 2021	Q4 2020	% Change

Equity in Net Income Attributable to AB Unitholders	$134,091	$101,415	32.2%
Income Taxes	8,929	8,219	8.6%
Net Income	125,162	93,196	34.3%
Additional Equity in Earnings of Operating Partnership (1)	3	25	(88.0%)
Net Income - Diluted	$125,165	$93,221	34.3%
Diluted Net Income per Unit	$1.27	$0.97	30.9%
Distribution per Unit	$1.29	$0.97	33.0%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	Q4 2021	Q4 2020	% Change
AB L.P.
Period-end	271,453,043	270,509,658	0.3%
Weighted average - basic	270,664,117	268,131,726	0.9%
Weighted average - diluted	270,667,648	268,169,320	0.9%
AB Holding L.P.
Period-end	99,271,727	98,322,942	1.0%
Weighted average - basic	98,482,801	95,944,280	2.6%
Weighted average - diluted	98,486,332	95,981,874	2.6%

AB (The Operating Partnership)

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US GAAP Consolidated Statement of Income (Unaudited)

(US $ Thousands)	2021	2020	% Change
GAAP revenues:
Base fees	$2,949,405	2,462,810	19.8%
Performance fees	245,119	132,626	84.8%
Bernstein research services	452,017	459,744	(1.7)%
Distribution revenues	652,240	529,781	23.1%
Dividends and interest	38,734	50,923	(23.9)%
Investments (losses)	(636)	(16,401)	(96.1)%
Other revenues	108,409	104,703	3.5%
Total revenues	4,445,288	3,724,186	19.4%
Less: interest expense	3,686	15,650	(76.4)%
Total net revenues	4,441,602	3,708,536	19.8%

GAAP operating expenses:
Employee compensation and benefits	1,716,013	1,494,198	14.8%
Promotion and servicing
Distribution-related payments	708,117	569,283	24.4%
Amortization of deferred sales commissions	34,364	27,355	25.6%
Trade execution, marketing, T&E and other	197,486	189,787	4.1%
General and administrative
General & administrative	555,608	485,544	14.4%
Real estate charges	—	5,526	(100.0)%
Contingent payment arrangements	2,710	1,855	46.1%
Interest on borrowings	5,145	6,180	(16.7)%
Amortization of intangible assets	5,697	21,372	(73.3)%
Total operating expenses	3,225,140	2,801,100	15.1%

Operating income	1,216,462	907,436	34.1%

Income taxes	62,728	45,653	37.4%

Net income	1,153,734	861,783	33.9%

Net income (loss) of consolidated entities attributable to non-controlling interests	5,111	(4,169)	n/m

Net income attributable to AB Unitholders	$1,148,623	$865,952	32.6%

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

	2021	2020	% Change
Equity in Net Income Attributable to AB Unitholders	$416,326	$308,404	35.0%
Income Taxes	30,483	29,024	5.0%
Net Income	385,843	279,380	38.1%
Additional Equity in Earnings of Operating Partnership (1)	30	56	(46.4)%
Net Income - Diluted	$385,873	$279,436	38.1%
Diluted Net Income per Unit	$3.88	$2.88	34.7%
Distribution per Unit	$3.90	$2.91	34.0%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	2021	2020	% Change
AB L.P.
Period-end	271,453,043	270,509,658	0.3%
Weighted average - basic	271,729,240	269,058,018	1.0%
Weighted average - diluted	271,740,732	269,085,407	1.0%
AB Holding L.P.
Period-end	99,271,727	98,322,942	1.0%
Weighted average - basic	99,544,840	96,870,007	2.8%
Weighted average - diluted	99,556,332	96,897,396	2.7%

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2021
($ Billions)
Ending and Average	Three Months Ended
	12/31/21	9/30/21
Ending Assets Under Management	$778.6	$742.2
Average Assets Under Management	$761.1	$747.4

Three-Month Changes by Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$327.5	$298.8	$115.9	$742.2
Sales/New accounts	6.6	27.6	5.2	39.4
Redemption/Terminations	(4.1)	(17.1)	(4.5)	(25.7)
Net Cash Flows	(2.1)	(4.2)	—	(6.3)
Net Flows	0.4	6.3	0.7	7.4
Investment Performance	9.2	14.8	5.0	29.0
End of Period	$337.1	$319.9	$121.6	$778.6

Three-Month Changes by Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Alternatives/Multi-Asset Solutions (2)	Total
Beginning of Period	$260.3	$69.1	$250.9	$55.3	$9.5	$97.1	$742.2
Sales/New accounts	21.8	0.3	7.4	3.5	3.5	2.9	39.4
Redemption/Terminations	(11.2)	(0.1)	(11.3)	(2.1)	(0.2)	(0.8)	(25.7)
Net Cash Flows	(2.7)	(3.7)	(0.1)	—	0.3	(0.1)	(6.3)
Net Flows	7.9	(3.5)	(4.0)	1.4	3.6	2.0	7.4
Investment Performance	19.4	6.0	(0.6)	0.4	0.1	3.7	29.0
End of Period	$287.6	$71.6	$246.3	$57.1	$13.2	$102.8	$778.6

Three-Month Net Flows by Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$7.9	$(3.5)	$4.4
Fixed Income	(2.6)	3.6	1.0
Alternatives/Multi-Asset Solutions (2)	1.1	0.9	2.0
Total	$6.4	$1.0	$7.4

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2021
($ Billions)
Ending and Average	Twelve Months Ended
	12/31/21	12/31/20
Ending Assets Under Management	$778.6	$685.9
Average Assets Under Management	$730.8	$619.5

Twelve-Month Changes by Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$315.6	$265.3	$105.0	$685.9
Sales/New accounts	31.7	100.0	18.3	150.0
Redemption/Terminations	(23.4)	(65.1)	(15.3)	(103.8)
Net Cash Flows	(6.0)	(14.1)	—	(20.1)
Net Flows(2)	2.3	20.8	3.0	26.1
Transfers	(0.2)	0.2	—	—
Investment Performance	19.4	33.6	13.6	66.6
End of Period	$337.1	$319.9	$121.6	$778.6

Twelve-Month Changes by Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Alternatives/Multi-Asset Solutions (3)	Total
Beginning of Period	$217.8	$64.5	$263.2	$50.3	$8.5	$81.6	$685.9
Sales/New accounts	72.9	1.4	44.9	13.5	4.6	12.7	150.0
Redemption/Terminations	(39.6)	(1.1)	(52.6)	(7.8)	(0.4)	(2.3)	(103.8)
Net Cash Flows	(11.4)	(7.8)	(2.2)	0.3	0.8	0.2	(20.1)
Net Flows(2)	21.9	(7.5)	(9.9)	6.0	5.0	10.6	26.1
Investment Performance	47.9	14.6	(7.0)	0.8	(0.3)	10.6	66.6
End of Period	$287.6	$71.6	$246.3	$57.1	$13.2	$102.8	$778.6

Twelve-Month Net Flows by Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$21.9	$(7.5)	$14.4
Fixed Income	(3.9)	5.0	$1.1
Alternatives/Multi-Asset Solutions (3)	8.3	2.3	$10.6
Total	$26.3	$(0.2)	$26.1

(1) Includes index and enhanced index services.
(2) Net flows for our Institutions channel and fixed income-taxable investment services include $1.3 billion of AXA redemptions of low-fee fixed income mandates.
(3) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$232.0	$178.5	$118.9	$529.4
Non-U.S. Clients	105.1	141.4	2.7	249.2
Total	$337.1	$319.9	$121.6	$778.6

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended					Twelve Months Ended
(US $ Thousands, unaudited)	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020	2021	2020

Net Revenues, GAAP basis	$1,264,682	$1,092,832	$1,076,822	$1,007,266	$1,062,892	$4,441,602	$3,708,536
Exclude:
Distribution-related adjustments:
Distribution revenues	(178,490)	(170,612)	(155,538)	(147,600)	(143,131)	(652,240)	(529,781)
Investment advisory services fees	(21,699)	(25,530)	(20,459)	(22,553)	(19,722)	(90,242)	(66,858)
Pass through adjustments:
Investment advisory services fees	(28,012)	(4,017)	(4,403)	(4,196)	(3,999)	(40,628)	(18,279)
Other revenues	(9,091)	(9,359)	(8,229)	(10,531)	(10,187)	(37,209)	(39,333)
Impact of consolidated company-sponsored investment funds	(3,304)	968	(4,286)	(311)	(864)	(6,933)	954
Long-term incentive compensation-related investment losses (gains)	173	(619)	(2,201)	(2,012)	(4,270)	(4,660)	(5,568)
Long-term incentive compensation-related dividends and interest	(1,813)	(65)	(71)	(85)	(918)	(2,034)	(1,204)
Write-down of investment	1,880	—	—	—	—	1,880	859
Adjusted Net Revenues	$1,024,326	$883,598	$881,635	$819,978	$879,801	$3,609,536	$3,049,326

Operating Income, GAAP basis	$392,605	$279,650	$283,623	$260,584	$302,420	$1,216,462	$907,436
Exclude:
Real estate	(206)	(985)	(985)	(985)	(985)	(3,162)	2,880
Long-term incentive compensation-related items	552	220	(91)	6	(337)	687	(83)
EQH award compensation	241	540	17	142	205	940	802
Write-down of investment	1,880	—	—	—	—	1,880	859
Acquisition-related expenses	2,795	217	180	22	1,614	3,214	3,301
Contingent payment arrangements	(600)	—	—	—	(1,366)	(600)	(1,366)
Sub-total of non-GAAP adjustments	4,662	(8)	(879)	(815)	(869)	2,959	6,393
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	2,904	(1,074)	3,573	(292)	381	5,111	(4,169)
Adjusted Operating Income	$394,363	$280,716	$279,171	$260,061	$301,170	$1,214,310	$917,998
Operating Margin, GAAP basis excl. non-controlling interests	30.8%	25.7%	26.0%	25.9%	28.4%	27.3%	24.6%
Adjusted Operating Margin	38.5%	31.8%	31.7%	31.7%	34.2%	33.6%	30.1%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended					Twelve Months Ended
($ Thousands except per Unit amounts, unaudited)	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020	2021	2020
Net Income - Diluted, GAAP basis	$125,165	$88,678	$90,925	$81,105	$93,221	$385,873	$279,436
Impact on net income of AB non-GAAP adjustments	1,653	(23)	(248)	(289)	(282)	1,098	2,090
Adjusted Net Income - Diluted	$126,818	$88,655	$90,677	$80,816	$92,939	$386,971	$281,526
Diluted Net Income per Holding Unit, GAAP basis	$1.27	$0.89	$0.91	$0.81	$0.97	$3.88	$2.88
Impact of AB non-GAAP adjustments	0.02	—	—	—	—	0.01	0.03
Adjusted Diluted Net Income per Holding Unit	$1.29	$0.89	$0.91	$0.81	$0.97	$3.89	$2.91

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Also, adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

During the fourth quarter of 2021, we wrote down an equity method investment; this write down brought the investment balance to zero. Additionally, during the first quarter of 2020, we wrote-down an investment that had been received in exchange for the sale of software technology; the write-down brought the investment balance to zero. Previously, we had been excluding the value of this investment from adjusted net revenues.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) our senior management's EQH award compensation, as discussed below, (4) the write-down of investments, (5) acquisition-related expenses, (6) adjustments to contingent payment arrangements, and (7) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset

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achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other members of AB's senior management for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
The write-down of investments during the fourth quarter of 2021 and the first quarter of 2020 have been excluded due to their non-recurring nature and because they are not part of our core operating results.
Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. During 2021 and 2020, these expenses included an intangible asset impairment charge of $1.0 million and $1.5 million, respectively, relating to our 2016 acquisition.

The recording of changes in estimates of contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.
We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.
Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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